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                                                                   EXHIBIT 23.2



The Board of Directors
The WMF Group, Ltd. and subsidiaries:

We consent to incorporation by reference in the registration statement (No. 333-41613) on Form S-8 of The WMF Group, Ltd. of our report dated March 13, 1998, relating to the consolidated balance sheet of The WMF Group, Ltd. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1997 and December 31, 1995, and all related schedules, which report appears in the December 31, 1997 annual report on Form 10-K of The WMF Group, Ltd.

                                                        KPMG Peat Marwick LLP

Washington, D.C.
March 30, 1998